Exhibit 99.1

From:	EnviroStar, Inc. 290 NE 68 Street Miami, FL 33138 Michael Steiner (305) 754-4551 Venerando Indelicato (813) 814-0722

FOR RELEASE at 1:00 PM, Friday September 23, 2011

EnviroStar, Inc. Announces Year End Results

Company Reports Increased Revenues and Earnings

Miami, FL – September 23, 2011 – EnviroStar, Inc. (NYSE Amex:EVI) today reported results of operations for the Company’s year ended June 30, 2011.

Revenues for fiscal 2011 were $21,325,727, an increase of 8.7% over last year’s revenues of $19,625,204.  Net earnings increased by 45.8% to $603,773 or $.09 per share for fiscal 2011 from $414,066 or $.06 per share for fiscal 2010.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar, Inc., stated:  “Although economic conditions have been difficult during fiscal 2011, we are pleased with the Company’s results for the year.  Boiler sales increased by 62.2%, on top of the 110.6% increase experienced in fiscal 2010, and now contribute over 10% of total Company revenues.  Incoming sales of all product lines, except drycleaning equipment, have been trending higher increasing the Company’s backlog.” Mr. Indelicato also stated that while the Company has increased its sales staff, selling, general and administrative expenses were lower as a percentage of revenues in fiscal 2011 as the Company continued to maintain tight control of expenses.

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of commercial and industrial laundry and dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning these factors are discussed in Company reports filed with the
Securities and Exchange Commission.

EnviroStar, Inc.

	EnviroStar, Inc.	(NYSE Amex: EVI)

	Year ended June 30,
	2011	2010

Revenues	$21,325,727	$19,625,204

Earnings before income taxes	975,105	667,191
Provision for income taxes	371,332	253,125

Net earnings	$603,773	$414,066

Basic and diluted earnings per share	$0.09	$0.06

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732